UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Gulfport Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 2, 2025,

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2025

This supplement, dated April 15, 2025 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A filed by Gulfport Energy Corporation (“we” or the “Company”) with the U.S. Securities and Exchange Commission on April 2, 2025 (the “Proxy Statement”) in connection with the Company’s 2025 Annual Meeting of Stockholders scheduled to be held on May 21, 2025 at 9:00 AM, Central Time (the “Annual Meeting”).

This Supplement clarifies the voting standard required for Proposal 4: “To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by amendments to Delaware law” (“Proposal 4”) as such voting standard is described on page 65 of the Proxy Statement. Additionally, this Supplement clarifies language appearing on page 65 of the Proxy Statement regarding the treatment of abstentions, withhold votes and broker non-votes with respect to the proposals.

Approval of Proposal 4 requires an affirmative vote “for” the proposal by a majority of the outstanding shares of common stock and preferred stock voting on an as converted basis as a single class. Abstentions and broker non-votes will have the effect of votes against the proposal.

To clarify the above, this Supplement revises the Proxy Statement as follows:

●	On page 65 of the Proxy Statement under the heading “About the Annual Meeting - What vote is required to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by amendments to Delaware law (Proposal 4)?”, the paragraph is revised to read as set forth below:

“The proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by amendments to Delaware law will be adopted if a majority of the outstanding shares of common stock and preferred stock voting on an as-converted basis as a single class are cast “for” the proposal. You may vote “for,” “against” or “abstain” from approving the proposal. Abstentions and broker non-votes will have the effect of votes against this matter.”

●	On page 65 of the Proxy Statement under the heading “About the Annual Meeting - What is the effect of abstentions, withhold votes and broker non-votes?”, the second paragraph is revised to read as set forth below:

“Because the votes cast in favor of each director nominee must exceed the votes cast against such nominee under Proposal 1 and because the votes cast in favor of the action must exceed the votes cast opposing the action in order to approve Proposals 2 and 3 at the Annual Meeting, abstentions will not have an effect on the outcome of Proposals 1, 2 and 3. Abstentions will have the effect of votes against the matter on Proposal 4.”

Except as described in this Supplement, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. Additional information on how to vote your shares, attend the Annual Meeting, or change or revoke your proxy is contained in the Proxy Statement beginning on page 64 under the heading “About the Annual Meeting.”

This Supplement should be read together with the Proxy Statement. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.